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               CANCELLATION OF SEVERANCE AGREEMENT

              MODIFICATION OF EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of this 1st day of March 1995, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602, (the "Corporation"), and John C. Davis, of 11 Babbs Hollow, Greenville, South Carolina 29607, (the "Executive").

     WHEREAS, the Corporation now employs the Executive as Senior Vice President - Pulp & Paper Sales pursuant to an Employment Agreement dated August 25, 1988, and amended August 23, 1989, (the "Employment
Agreement") and a Severance Agreement dated August 25, 1988, and amended August 23, 1989, (the "Severance Agreement"); and

     WHEREAS, the Executive and the Corporation wish to continue the Executive's employment until a specified and agreed upon date, whereupon the Executive will retire from the employment of the Corporation and be entitled to receive certain benefits;

     NOW, THEREFORE, the parties hereto agree that the Severance
Agreement will be canceled and that the Employment Agreement will be modified (by this "Modification") in the following respects:

      1. Severance Agreement. The Severance Agreement is hereby terminated as of the date hereof.

      2. Employment Agreement. The Employment Agreement is hereby modified as follows:

      (a) Term. Section 2 of the Employment Agreement is amended to read in its entirety as follows:

      	   "2.  Term.

      	   	The term of this Agreement, having begun on August 25, 1988, will continue from the date of this Modification until July 31, 1995."

      (b) Position and Duties. Section 3 of the Employment Agreement is amended in its entirety to read as follows:

	   "Throughout the term hereof, the Executive will have the employment status of an exempt employee. The Executive is relieved as of the date hereof of the obligation to devote his full working time to the performance of duties under this Employment Agreement.

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           The Corporation may, from time to time, retain the Executive to perform certain services and duties as may be mutually agreed upon by the Corporation and the Executive at a compensation rate to be determined at that time."

      (c) Compensation and Benefits. Section 5 of the Employment Agreement is amended in its entirety to read as follows:

      	   "5.  Compensation and Benefits.

      	   	(a) Base Salary. The Corporation will pay to the Executive a base salary at his current annual rate, payable in substantially equal periodic installments on the Corporation's regular pay dates. All applicable taxes and other authorized deductions will be deducted from each pay check.

      	   	(b) Bonus Plan. The Executive will not participate in the Corporation's Annual Bonus Plan. In lieu thereof, the Executive will be entitled to the bonus described in
                Section 8(b) entitled "Severance Pay." The Executive will be entitled to participate in the Corporation's Long Term Cash Incentive Plan on a prorated basis as a retired participant.

      	   	(c) Benefit Plans. The Corporation will make contributions on the Executive's behalf to the Corporation's various benefit plans and programs (except for long-term disability) in which the Executive is eligible to participate in accordance with the provisions thereof as in effect from time to time. The Executive will continue to be responsible for all required employee contributions.

      	   	(d) Vacations. The Executive will not be entitled to accrue vacation from and after April 3, 1995.

      	   	(e) Expenses. The Corporation will reimburse the Executive for all reasonable expenses properly incurred, and appropriately documented, by the Executive in connection with the business of the Corporation.

      	   	(f) Perquisites. The Executive will be entitled to the following perquisites in accordance with the Corporation's existing guidelines:

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                     (1)  payment or reimbursement for financial
                     planning, asset allocation consultation services through calendar year 1995;

      	   	     (2) payment for personal income tax preparation services for tax years through calendar year 1995; and

      	   	     (3) payment for the cost of an annual executive physical examination through calendar year 1995."

      (d) Noncompetition. Section 7 is amended to add an additional sentence as follows:

      	   "On January 15, 1996, the Executive shall be paid $350,000 as consideration for the Executive's obligations and covenants not to compete as described in this Section 7."

      (e) Severance Pay. Section 8 of the Employment Agreement is amended to read as follows:

      	   "8.  Terminal Leave of Absence and Severance Pay.

      	   	(a) Terminal Leave of Absence. The Executive will be on a terminal paid leave of absence from the date hereof through July 31, 1995. The Executive's entitlement to compensation, benefits, or payments under the Corporation's health, accident, life insurance, retirement, stock option or incentive, and savings (but not long-term disability) plans, policies or arrangements will not, except as otherwise required by law or regulation, be affected by the Executive's leave of absence status and will continue to be governed by the applicable provisions of such plans as though the Executive had continued to render services in the active employment of the Corporation to the end of the term of this Agreement or event (such as the Executive's death) that otherwise ends the term of this Agreement.

      	   	(b) Severance Pay. On August 14, 1995, the Executive will be paid severance pay in the amount equal to twelve
                (12) months of the Executive's base salary plus 15.5/12's of the amount of the last bonus paid to the Executive (the amount paid in 1995 for calendar year
                1994). All applicable taxes and other authorized deductions will be deducted from this payment.

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                 This severance pay is in lieu of all other compensation
                or payments of any kind relating to the termination of the executive's employment hereunder." (f)
                Ratification. In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

      3.   Supplement Retirement Plan.

      	   (a) Retirement Benefit. The period of any terminal leave of absence is hereby designated as a "leave of absence with the consent of the Participant's employer" which is intended to be included within the definition of "Continuous Employment" in the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as Amended and Restated Effective August 22, 1990, (the "Supplemental Benefit Plan") and compensation paid during the terminal leave of absence is intended to be included within the definition of "Earnings" in the Supplemental Benefit Plan (without regard to whether such time is credited for benefit accrual purposes under the Bowater Incorporated Employee Retirement Plan or such compensation is includable within that Plan's definition of "Compensation"). This instrument confirms that if the Executive survives to July 31, 1995, he will be eligible at that time to retire from the employment of the Corporation without an early retirement reduction and with 36 years, 6 months of "Continuous Employment." This instrument further confirms that if the Executive's Employment Agreement is terminated at any time by his death, then (1) the Executive's surviving Spouse (as defined in the Supplemental Benefit Plan) will be entitled to the sixty (60%) percent Spouse's Pre-Retirement Death Benefit as provided in the Supplemental Benefit Plan, determined by reference to the benefit projected to July 31, 1995 at the compensation herein provided; and (2) the Executive's surviving Spouse (as defined in the Supplemental Benefit
           Plan), or his estate if there is no surviving Spouse, will be entitled to receive the balance of the payments described in
           Section 8(b). The determination of the Corporation's Human Resources and Compensation Committee of the Board of Directors (the "HRCC") of the Executive's eligibility upon retirement at the time herein provided (as well as his Spouse's eligibility upon his death) to receive benefits from the Supplemental Benefit Plan is hereby confirmed.

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            (b) Waiver.  The Corporation hereby waives the provisions of
           Section 6.01 of the Supplemental Benefit Plan.

      4. Stock Options. The HRCC has affirmed by their approval of this Modification that the Executive will become fully vested in all unvested stock options awarded pursuant to the Corporation's 1988 and 1992 Stock Option and Stock Incentive Plans as the date hereof.

      	   Upon the Executive's retirement (at the completion of his terminal leave of absence), the Executive, his heirs, executors and administrators will be granted the longest period permissible within which to exercise the rights granted to the Executive pursuant to the Corporation's 1984, 1988 and 1992 Stock Incentive Plans consistent with applicable law, regulation, Corporation policy and practice, and provisions of the relevant plans and awards.

      5. Expenses of Successful Contest. The Corporation will pay or reimburse the Executive for all costs, including reasonable attorney's fees and expenses of either litigation or arbitration, incurred by the Executive in successfully seeking to obtain or enforce any right or benefit provided by his Employment Agreement, or this Modification thereof.

      6. Effectiveness Contingent Upon Release. This Modification shall not be deemed effective unless and until the Executive has executed a certain Waiver and Release Agreement and the seven-day revocation period provided for therein has expired.


      IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

                                  BOWATER INCORPORATED


      /s/   Doris Simpson    	  By   /s/  Arnold M. Nemirow
    Witness			     Its President



      /s/  Carol D. Hinton   	       /s/  John C. Davis
    Witness			     John C. Davis

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